Exhibit 99

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital Plans to Raise Equity Capital
Through Proposed Public Offering

Philadelphia, PA, November 7, 2001 – PMA Capital (NASDAQ: PMACA) announced today that it has filed a registration statement with the Securities and Exchange Commission covering an offering of 8,500,000 shares of its Class A common stock.

Proceeds of the offering will be used to provide additional capital for its insurance and reinsurance subsidiaries and for general corporate purposes. The Company has also granted the underwriters an option to purchase up to 1,275,000 additional shares to cover over-allotments.

The offering is being joint lead-managed by Credit Suisse First Boston (bookrunner) and Banc of America Securities LLC, and is being co-managed by Sandler O'Neill & Partners, L.P.. A written prospectus relating to the offering may be obtained from the underwriters.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.

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